MONUMENT SERIES FUND, INC.
Monument Internet Fund
Monument Medical Sciences Fund
Monument Telecommunications Fund

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      MONUMENT SERIES FUND, INC. will host a Special Meeting of Shareholders of its Internet, Medical Sciences and Telecommunications Fund series (which we will refer to each as a "Fund," and together as the "Funds") on May 26, 2000 at 1:00 p.m. The meeting will be held at the Funds' offices at 7920
Norfolk Avenue, Suite 500, Bethesda, Maryland 20814. At the meeting we will ask shareholders to consider the proposals listed below, and to transact other business that properly comes before the meeting or any adjournments that may result.

1.	Reorganize Monument Series Fund, Inc. into a Delaware business trust.

2.    Elect a Board of Trustees.

3. Ratify the selection of Deloitte & Touche, LLP as independent accountants for the Fund.

4.	Approve an amended investment advisory agreement for each series of the Fund.

5.	Adjust the percentage of assets that must be invested consistent with each series' principal investment strategy.

6.	Restrict each Fund's  investment  strategy by requiring that portfolios be deemed diversified under the Investment Company Act of 1940.

7.	Convert an investment limitation on short sales of securities from fundamental to nonfundamental.

      The Board of Directors has fixed the close of business on April 7, 2000 as the record date for the determination of the shareholders of each Fund entitled to notice of, and to vote at, the Meeting and any adjournments of the Meeting.

                                   By order of the Board of Directors,
                                          David A. Kugler, President

April 17, 2000

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                       YOUR VOTE IS IMPORTANT!

   You can vote easily and quickly by toll-free telephone call, at the website, or by mail. Follow the instructions on your enclosed proxy card. Please help your Fund avoid the expense of a follow-up mailing by voting today!

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